Exhibit 10.5
CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER A CONFIDENTIAL TREATMENT REQUEST, PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED, AND RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT AT THE APPROPRIATE PLACE WITH THREE ASTERISKS [***].
THE CHANCELLOR, MASTERS AND SCHOLARS OF THE UNIVERSITY OF
CAMBRIDGE
                   (“the University”)                 (1)
     and
  CAMBRIDGE UNIVERSITY
         TECHNICAL SERVICES LIMITED   (2)
      (“CUTS”)
     and
     PSYNOVA LIMITED
                                (“Psynova”)                       (3)

FRAMEWORK AGREEMENT

THIS AGREEMENT is made the 3rd day of March 2006
BETWEEN
(1)	THE CHANCELLOR, MASTERS AND SCHOLARS OF THE UNIVERSITY OF CAMBRIDGE of The Old Schools, Trinity Lane, Cambridge, CB2 ITS (the “University”); and

(2)	CAMBRIDGE UNIVERSITY TECHNICAL SERVICES LIMITED a company incorporated under the laws of England whose registered office is at The Old Schools, Trinity Lane, Cambridge CB2 ITS (“CUTS”); and

(3)	PSYNOVA LIMITED a company incorporated under the laws of England (company number 05524107) whose registered office is situated at St John’s Innovation Centre, Cowley Road, Cambridge, Cambridgeshire CB4 0WS (“Psynova”).
BACKGROUND
(A)	Dr Sabine Bahn and her Group (as defined below) in the Institute of Biotechnology at the University of Cambridge have certain expertise and research programmes in the field of diagnosis and treatment of psychiatric disorders.

(B)	Psynova is a company that has been incorporated for the purpose of commercialising the Intellectual Property (as defined below) developed in the Field (as defined below) by Dr Sabine Bahn and other members of her Group.

(C)	CUTS, the University and Psynova now wish to enter into an agreement that grants Psynova the first right of refusal to an exclusive option to take a licence to new Intellectual Property to be developed by or on behalf of the University in the Field by Dr Sabine Bahn and her Group, subject to the terms of this Agreement.
IT IS NOW HEREBY AGREED AS FOLLOWS:
1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement unless the context otherwise requires the following terms will bear the following meanings: -

“Commencement Date”	the date of this Agreement as set out above;

“Field”	biomarkers and targets for the diagnosis and treatment of psychiatric disorders and related disorders of the central nervous system, which are developed under the direction or under the direct control of Dr Sabine Bahn or other members of the Group;

“Framework IP”	all Intellectual Property in the Field developed during the Term which comes into the possession of CUTS or the University, and which is at the free disposal of CUTS and/or the University and not subject to or otherwise controlled by any present agreement between the University and a third party;

“Group”	the members from time to time of Dr Sabine Bahn’s research group at the Institute of Biotechnology at the University, who are not employed by Psynova and who have stated in writing that they are happy to enter into this arrangement;

“Intellectual Property”	all Patents, claims in Patents, trademarks, service marks, registered designs, applications for any of the foregoing and the right to apply for any of the foregoing in any part of the world, copyright, database rights, semiconductor topography rights, design rights, inventions, confidential information (including without limitation Know-how) and all other similar or equivalent rights, whether registrable or not, situated in any country in the world;

“IDF”	the invention disclosure form that inventors at the University use to notify the University of inventions that they may have made from time to time;

“Know-how”	all information not in the public domain of whatsoever nature, including all data and databases, ideas, concepts, discoveries, inventions, formulae, techniques, procedures for experiments and tests, designs, methods, research plans, sketches, records, results of research and testing, processes, laboratory records, reports, materials, and analyses and interpretations of information which is in the public domain;

“Notified Framework IP”	any Framework IP notified to Psynova under clause 2.2;

“Option”	any option granted by CUTS to Psynova as provided in clause 4.1;

“Patents”	all patents or letters patent, claims in any patent and applications for the same in any part of the world including, without limitation, all author certificates, inventor certificates, utility certificates, improvement patents and models and certificates of addition and all foreign counterparts of them, including any divisional applications and patents, reissues, refilings, renewals, continuations, continuations in part and divisions thereof, patents of addition, extensions, substitutions, confirmations, registrations, revalidation and additions of or to any of them, as well as any supplementary protection certificates, and equivalent protection rights in respect of any of them; and

“SMRI”	Stanley Medical Research Institution of 5430 Grosvenor Lane, Suite 200, Bethesda, MD 20814-2142, USA.

“Term”	the term of this Agreement as set out in clause 8.1.
1.2	In this Agreement:
(i)	reference to the words ‘include’ or ‘including’ are to be construed without limitation to the generality of the preceding words;

(ii)	reference to any statute or regulation includes any modification or re-enactment of that statute or regulation;

(iii)	headings are for convenience only and do not affect the interpretation of any provision of this Agreement; and

(iv)	unless the contrary intention appears, words denoting persons include any individual, partnership, company, corporation, joint venture, trust, association, organisation or other entity, in each case whether or not having a separate legal personality.
2.	CONDUCT

2.1	CUTS does not undertake, warrant, guarantee or otherwise agree that there will be any Framework IP arising during the Term. CUTS will, bearing in mind University intellectual property policy, use all reasonable endeavours to obtain an assignment to it of all Intellectual Property in the Field which is developed during the Term.

2.2	The University will provide to CUTS and CUTS will provide to Psynova written notification (“Notification”) of receipt of an IDF disclosing any Framework IP (including without limitation any data comprising Framework IP), or once it has obtained the co-operation of any third party with an interest in Framework IP in accordance with clause 2.4, within ten (10) working days of either receipt of the said IDF from members of the Group or the date it obtains co-operation of the third party (as applicable).

2.3	Psynova shall have twenty eight (28) days from the date of Notification by CUTS to inform CUTS in writing whether it wishes to take an Option to the Notified Framework IP. If Psynova notifies CUTS that it wishes to take an Option, CUTS will grant to Psynova an Option in accordance with clause 4. If Psynova notifies CUTS that it does not wish to take an Option or does not notify CUTS within twenty eight (28) days of Notification (i) the Notified Framework IP shall be deemed to no longer be Framework IP and (ii) CUTS and the University shall be free to manage and exploit the Notified Framework IP without recourse to Psynova.

2.4	Where an invention is disclosed to CUTS that, but for third party rights, would be Framework IP (“Third Party Rights IP”), CUTS shall use all reasonable endeavours to procure the co-operation of the third parties with an interest in such Third Party Rights IP to join with CUTS in granting Options and licences to Psynova under this Agreement. If CUTS is successful in procuring the right to grant Options and licenses to Psynova in connection with the Third Party Rights IP, then the Third Party Rights IP shall be deemed to be included in Framework IP and where such Third Party Rights IP is:
i)	not patented it shall be subject to the provisions of clauses 2.2 and 2.3.

ii)	patented the University will provide to Psynova written notification of the Third Party Rights IP within ten (10) working days of entering into an agreement with the third parties who have an interest in the Third Party Rights IP (“Notification of Third Party Agreement”). Psynova shall have twenty eight (28) days from the date of Notification of Third Party Agreement by the University to inform CUTS in writing whether they wish to take an Option to the Third Party Rights IP. If Psynova notifies CUTS that they wish to take an Option, CUTS will grant to Psynova an Option subject to clause 4. If Psynova notifies CUTS that they do not wish to take an Option or does not notify CUTS within twenty eight (28) days of Notification (i) the Third Party Rights IP shall be deemed to no longer be Framework IP and (ii) CUTS and the University shall be free to manage and exploit the Third Party Rights IP without recourse to Psynova.
3.	RESERVATION OF RIGHTS

3.1.	Subject to clause 6, but notwithstanding any other terms of this Agreement, CUTS hereby reserves and excepts from the Option and the licences granted to Psynova under this Agreement, a worldwide, perpetual and irrevocable right in and to Framework IP for CUTS, the University and SMRI to:
3.1.1	use Framework IP for the purpose of non-commercial scientific research and teaching carried out by or for or under the direction of CUTS and/or the University and/or SMRI in accordance with their charitable and/or academic status, whether alone or in collaboration with a third party; and

3.1.2	make publications in relation to the Framework IP and any results of research in accordance with clause 6.4, and use the same in accordance with generally accepted academic practice (including without limitation student theses and dissertations) provided that upon request by Psynova, CUTS and the University shall request students to request to the Board of Graduate Studies that their student theses or dissertations be kept on restricted access in accordance with the relevant University regulations where necessary to avoid prejudice to any patent application in respect of Framework IP described in such thesis or dissertation.; and

3.1.3	transfer materials covered by Framework IP to academic or other third parties solely for the purpose of non-commercial research; and

3.1.4	grant licences under, and make available, the Framework IP solely to the extent necessary to exercise its rights pursuant to clauses 3.1.1, 3.1.2 and 3.1.3.
4	GRANT OF RIGHTS AND CONSIDERATION

4.1	CUTS grants to Psynova an Option to take a world-wide licence of all Notified Framework IP generated from time to time during the Term and notified to CUTS pursuant to clause 2.3 subject to the following conditions:
4.1.1	Psynova shall pay [***] to CUTS upon the filing of a provisional patent application protecting Notified Framework IP, provided that Psynova has agreed to the filing of the patent application under clause 5.2; and

4.1.2	Psynova shall pay [***] to CUTS upon the entering into the first National Phase filing of a patent application protecting the Notified Framework IP, provided that Psynova has agreed to the patent application entering National Phase under clause 5.2; and

4.1.3	each such Option shall be exercisable by service of notice in writing by Psynova to CUTS during the following periods (“Option Period”):
(i)	for Notified Framework IP for which a patent application has been lodged, within 18 (eighteen) months of the priority date of that patent application; and

(ii)	for all other Notified Framework IP, within 18 (eighteen) months of the date Psynova notifies CUTS under clause 2.3 that it wishes to take the Option.
4.1.4	if Psynova exercises an Option under clause 4.1.3, CUTS will grant to Psynova a world-wide, licence to use and exploit (including rights to sub-licence) that Notified Framework IP:
(i)	on an exclusive basis for any Patents comprising the Notified Framework IP; and

(ii)	on a non-exclusive basis for all other Intellectual Property comprising the Notified Framework IP, including without limitation all Know-how, and will deliver to Psynova the Notified Framework IP for which the Option has been exercised.

4.1.5	the parties undertake to negotiate at arms length and in good faith the other terms of the licence referred to in clause 4.1.4, which licence will include the terms referred to in clause 4.1.7 below, and if such negotiations are successful execute within a period of 90 days of the date of exercise of the Option, a licence agreement incorporating the agreed terms;

4.1.6	in the event that the terms of the licence agreement have not been determined within such 90 day period (or any extended period agreed to in writing):
(i)	the parties shall promptly refer the matter to the Chief Executive Officer of Psynova and a nominated representative of CUTS (collectively “Referees”) and the matter shall be dealt with in accordance with clause 12.
4.1.7	any licence granted under clause 4.1.4 shall:
(i)	provide for royalties and milestone payments (or their equivalent) to CUTS at a reasonable commercial rate for the particular application, taking into account prevailing market conditions and the commercial potential of the Notified Framework IP in question, save that the parties agree that any royalty rate will not exceed [***] of the net sales price of any products sold by Psynova comprising the Notified Framework IP and in relation to any licence granted for diagnostic and therapeutic applications there shall be no more than two and three milestone payments (or their equivalents) respectively. No minimum sales criteria shall be imposed on Psynova in any such licence;

(ii)	provide that if Psynova considers it necessary to obtain a licence from any third party (“Third Party Licence”) in order to avoid infringing such third party’s patent(s) in the course of manufacture or sale of products the royalties payable to CUTS will be reduced by a predetermined reasonable and commercial amount taking into account prevailing market conditions and the level of payment required of Psynova under the terms of the Third Party Licence.

(iii)	provide for Psynova to account for any royalties due to CUTS on a regular basis (which will be agreed at the time each Option is exercised), to permit CUTS or its authorised representative to inspect such records as are reasonably necessary to validate royalty calculations and include appropriate remedies for CUTS for nonpayment. Finally, CUTS shall be entitled to terminate any such licence if Psynova does not meet appropriate and agreed performance criteria;

(iv)	require Psynova to diligently develop and exploit Notified Framework IP and give CUTS an annual update on such development and exploitation of the Notified Framework IP; and

(v)	require Psynova to prosecute and maintain any Patents for the Notified Framework IP at its own expense, save that Psynova may notify CUTS and the University if it no longer wishes to prosecute or maintain any Patent in any country, in which case:
(a)	CUTS and the University may continue to prosecute or maintain the Patent in that country at their own expense; and

(b)	for Patents in the US, Japan or Europe (being those member countries of the Europe Patent Convention as amended from time to time) will no longer form part of the exclusive licence granted to Psynova under clause 4.1.4(i). Patents in any other countries will no longer form part of the exclusive licence granted to Psynova under clause 4.1.4(i) but shall form part of the non-exclusive licence granted to Psynova under clause 4.1.4(ii).
4.1.8	If Psynova does not exercise its Option under clause 4.1.3, CUTS and the University shall be absolutely free to manage, use, deal or exploit that Notified Framework IP without recourse to Psynova.
5.	PATENT COSTS

5.1	Subject to clauses 5.2 and 5.3, Psynova shall reimburse all patent costs incurred by the University or CUTS as agreed by the parties under clause 5.2 during the currency of the Option period referred to in clause 4, in respect of all patent filings that protect Notified Framework IP. In the event that Psynova opts not to exercise its Option under clause 4.1.3 neither CUTS nor the University shall reimburse Psynova for patent costs incurred by Psynova under this clause. CUTS and the University will be solely responsible for paying all patent costs which arise after the date the Option expires, or from one month after the date that Psynova notifies CUTS that it does not wish to exercise its Option (whichever occurs first).

5.2	During the Option period, the parties must consult with each other and agree whether to:

(i)	file any patent applications in connection with Notified Framework IP and the scope of the relevant patent claims;

(ii)	proceed to National Phase for any patent applications filed in connection with Notified Framework IP, and in which countries to proceed; and

(iii)	incur any other costs in connection with the prosecution of a patent application relating to Notified Framework IP.
5.3	If the parties are not able to reach agreement in connection with any of the matters referred to in clause 5.2, CUTS and the University will proceed to file or prosecute the relevant patent application in accordance with the instructions of Psynova. If Psynova notifies CUTS and the University under clause 5.2 that it does not wish to file or prosecute a patent application in a particular country, CUTS and the University may proceed to file or prosecute the relevant patent application in that country at their own expense, and Psynova will not be responsible for payment of any costs in connection with such patent application in that country, including without limitation under clauses 5.1, 4.1.1 or 4.1.2, provided that if Psynova proceeds to exercise its Option in relation to that patent application, Psynova will reimburse the patent costs incurred by CUTS and the University for those countries in which Psynova elects to take and is granted an exclusive licence under clause 4.1.4(i).

5.4	CUTS and the University must use their reasonable endeavours during the Option period to prosecute and obtain registration of any patent applications lodged in connection with Notified Framework IP (except where Psynova has notified CUTS and the University that it does not wish to continue to prosecute a patent application).
6.	CONFIDENTIALITY
6.1.	In this clause, “Confidential Information” means:
6.1.1.	all confidential information of a party or parties which comes into the possession or control of another party in connection with or arising from this Agreement; and

6.1.2.	in the case of Psynova’s Confidential Information, includes all Framework IP.
6.2.	Each party undertakes that it will keep the Confidential Information of each other party secret and confidential and will not at any time, for any reason whatsoever, disclose or permit the same to be disclosed to any third party (save as provided in clauses 6.3 and 6.4 below).

6.3.	The obligations of confidentiality contained in this clause 6 shall not extend to any part of the Confidential Information of the disclosing party which the recipient party can show by documentary evidence:

6.3.1.	has or shall (otherwise than by reason of any default by the recipient party) become freely available to the general public; or

6.3.2.	was legally in its possession or control prior to the date upon which it was received from the other party free of any obligation of confidentiality; or

6.3.3.	came into its possession or control legally from a third party free of any obligation of confidentiality and otherwise than by reason of any breach of any obligation of confidentiality by such third party subsequent to the date of this Agreement; or

6.3.4.	the parties have agreed should be disclosed in order to publicise, promote or seek further investment for the Intellectual Property and business of Psynova; or

6.3.5.	the recipient party is required to disclose by any law or regulation provided that it informs the disclosing party of the extent and nature of any disclosure so required and limits it to what is absolutely necessary.
6.4.	In the event that CUTS or the University wishes to publish or otherwise disclose any Framework IP, they will first send to Psynova a completed manuscript of the proposed publication in the form to be submitted or a full description of any unpublished research results forming part of the Framework IP to be presented or otherwise disclosed. On receipt of any proposed publication or description, Psynova will review the same within 30 days. If within the 30 day period, Psynova either approves the publication or disclosure in writing, or provides no response, then the publication or disclosure may proceed. If Psynova gives written notice within the 30 day period requesting delay of the proposed publication or disclosure, CUTS and the University must:
6.4.1.	work with Psynova to ensure that a patent application is promptly filed to protect any Framework IP disclosed in the proposed publication; and

6.4.2.	ensure that the manuscript is not submitted for publication and any unpublished research results are not presented or otherwise disclosed until a patent application is filed to protect any Framework IP disclosed in the proposed publication.
6.5	The obligations of all of the parties under this clause 6 shall remain in force for the term of this Agreement and continue thereafter for five years.
7.	WARRANTIES
7.1.	CUTS and the University each warrant that:

7.1.1.	they are free to enter into this Agreement which will upon its due execution constitute legal and binding obligations upon them enforceable against each of CUTS and the University in accordance with its terms; and

7.1.2.	they have not and will not during the Term of this Agreement enter into any agreement, arrangement or understanding with any other person which may prevent them from performing their obligations under this Agreement.
8.	DURATION AND TERMINATION

8.1.	This Agreement shall begin on the Commencement Date and continue thereafter for three years unless extended by mutual consent of the parties in accordance with the provisions of clause 8.2.

8.2.	Not less than three (3) months prior to the expiry of this Agreement, Psynova may request of CUTS and the University in writing that the Term be extended for a further year from the expiry date in effect at the time of such request. In the event of such a request, then CUTS and the University may agree to extend the Term in accordance with this clause 8.2. The Term may be extended to a maximum of 5 (five) years from the Commencement Date.

8.3.	Either Psynova or CUTS (as the case may be) (“the Non Defaulting Party”) may terminate this Agreement forthwith by written notice if:
8.3.1.	the other party (“the Defaulting Party”) commits a material breach of its obligations under this Agreement which (if capable of remedy) is not remedied within 28 days of written notice requiring it to be remedied being received by the Defaulting Party; or

8.3.2.	the Defaulting Party becomes insolvent within the meaning of Section 123 of the Insolvency Act 1986 (or any equivalent legislation) or goes into either compulsory or voluntary liquidation (except for the purposes of reconstruction or amalgamation) or a receiver, administrative receiver or administrator is appointed in respect of the whole or any part of its assets or if it makes an assignment for the benefit of or composition with its creditors generally.
8.4.	Where Psynova no longer intends to continue and/or expand its business in the Field it shall inform CUTS promptly of such intention by notice in writing, whereupon CUTS may terminate this Agreement by giving 30 days written notice.

8.5.	If this Agreement expires or terminates for whatever reason:
8.5.1.	any licences entered into under clause 4.1.4 will continue in accordance with their terms; and

8.5.2.	clauses 6, 8.5, 8.6 and 15 continue in full force and effect.

8.6.	Termination or expiry of this Agreement will not affect any accrued rights or remedies any party may have.

9.	ENTIRE AGREEMENT

This Agreement shall be deemed to have effect from the Commencement Date and shall supersede any other agreement between the parties, written or oral, with respect to the subject matter of this Agreement.

10.	ASSIGNMENT

A party may not assign, transfer, charge or deal in any other manner with its rights or obligations under this Agreement nor purport to do so without the prior written consent of the other party.

11.	NATURE OF THE AGREEMENT

11.1.	Each party acknowledges that in entering into this Agreement it does not do so on the basis of and does not rely on any representation, warranty or other provision (except as expressly provided herein) and all conditions, warranties and other terms implied by statute or common law are hereby excluded to the fullest extent permitted by law.

11.2.	Any agreement to amend, vary or modify the terms of this Agreement in any manner shall be valid only if made in writing and signed by duly authorised representatives of each of the parties.

12.	DISPUTE RESOLUTION

12.1.	If any dispute arises out of or in connection with this Agreement the parties will attempt in good faith to settle it by negotiation.

12.2.	If the parties are unable to settle any dispute by negotiation under clause 12.1 within 14 days, the parties will promptly refer the matter to the Chief Executive Officer of Psynova and a nominated representative of each of CUTS and the University.

12.3.	If the parties have not been able to resolve the dispute under clause 12.2 after a further 14 days, the parties may agree to refer the dispute to mediation conducted in accordance with the Centre for Effective Dispute Resolution (CEDR) Model Mediation Procedure.

12.4.	The cost of any mediator and premises used to conduct a mediation under this clause 12 will be borne equally between the parties.

13.	THIRD PARTIES

No term of this Agreement shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by any third party, except for terms to be for the benefit of SMRI. This does not affect any right or remedy of a third party which exists or is available apart from under that Act. Notwithstanding the foregoing this Agreement may be amended in any respect, or suspended, cancelled or terminated by agreement in writing between the parties, in each case without the consent of, or notification to, SMRI.
14.	ANNOUNCEMENTS

A party may not make press or other announcements or releases relating to this Agreement without the approval of the other parties to the form and manner of the announcement or release unless and to the extent that the announcement or release is (i) required to be made by a party by law, rule, regulation or by a stock exchange or (ii) subject to clause 6, is made in the annual report of CUTS, the University or one of the University’s departments.

15.	LAW AND JURISDICTION

15.1.	Any controversy or claim of whatsoever nature arising out of or relating in any manner whatsoever to this Agreement or any breach of any terms of this Agreement shall be governed by and construed in all respects in accordance with the laws of England.

15.2.	Each party hereby irrevocably acknowledges and agrees that the Courts of England shall have exclusive jurisdiction to resolve any controversy or claim of whatsoever nature arising out of or in connection with this Agreement, any terms of this Agreement or any breach of this Agreement, except that a party may seek an injunction in any court of competent jurisdiction.

16.	WAIVER

16.1.	Save as expressly provided in this Agreement, neither party will be deemed to have waived any of its rights or remedies howsoever arising, unless the waiver is made in writing and signed by a duly authorised representative of that party.

16.2.	No delay or failure of any party in exercising or enforcing any of its rights or remedies whatsoever will operate as a waiver of those rights or remedies or so as to preclude or impair the exercise or enforcement of those rights or remedies nor will any partial exercise or enforcement of any right or remedy by any party preclude or impair any other exercise or enforcement of that right or remedy by that party.

17.	SEVERENCE

If any part of this Agreement is or becomes or is declared illegal, invalid or unenforceable in any jurisdiction for any reason (including both by reason of the provisions of any legislation and also by reason of any decision of any court which either has jurisdiction over this Agreement or has jurisdiction over any of the parties):
(a)	in the case of illegality, invalidity or unenforceability of the whole of this

Agreement, this Agreement will terminate in relation to the jurisdiction in question; or
(b)	in the case of the illegality, invalidity or unenforceability of part of this Agreement, that part will be severed from this Agreement in the jurisdiction in question, and that illegality, invalidity or unenforceability will not in any way prejudice or affect the remaining parts of this Agreement which will continue in full force and effect:
18.	NOTICES
Any notice to be given under this Agreement shall be in writing and delivered by hand, pre-paid registered post or facsimile to the other party at the address or fax number set out below or to such other address or fax number as a party may specify in writing to the other parties.

Notices to CUTS	c/o Cambridge Enterprise,
University of Cambridge,
10 Trumpington Street,
Cambridge, CB2 1QA
Fax number: +44(0) 1223 764888

Notices to the University	c/o University of Cambridge
10 Trumpington Street,
Cambridge, CB2 1QA
Fax number: +44(0) 1223 764888

Notices to the Licensee	Psynova Limited
St John’s Innovation Centre,
Cowley Road,
Cambridge
CB4 0WS
Fax number: 01223 703146
Notices are deemed to have been given:
(a)	if delivered by hand, at the time of the delivery unless delivered after 5.00pm or on a non-business day in the place of receipt, in which case the notice is deemed to have been given at 9.00am the next business day;

(b)	if sent by registered post from within the United Kingdom, three business days after posting (or seven business days if posted from outside the United Kingdom); and

(c)	if sent by facsimile, at the time the facsimile is received as shown in the transmission report as the time that the whole facsimile was sent unless received after 5.00pm or on a non-business day in the place of receipt, in which case the notice is deemed to have been given at 9.00am the next business day.

19	AGENCY
Nothing contained or implied in this Agreement constitutes a party the partner, agent, or legal representative of another party for any purpose or creates any partnership, agency or trust, and no party has any authority to bind the other party in any way.
20	COUNTERPARTS
This Agreement may be executed in any number of counterparts and by the different parties by separate counterparts, each of which when so executed shall be an original, and all of which will constitute one and the same instrument. Complete sets of counterparts shall be lodged with each party.
21.	FURTHER ASSURANCE
Each party must do or cause to be done all things necessary to give effect to this Agreement, and must refrain from doing anything that would hinder performance of this Agreement or prevent a party from obtaining the full benefit of this Agreement.
IN WITNESS whereof this Agreement has been entered into the day and year first above written.

SIGNED by	)
duly authorised for and on behalf of	)	/s/ Edna Murphy
THE CHANCELLOR MASTERS AND SCHOLARS	)
OF THE UNIVERSITY OF CAMBRIDGE	)

SIGNED by	)
duly authorised for and on behalf of	)	/s/ Richard Jennings
CAMBRIDGE UNIVERSITY TECHNICAL	)
SERVICES LIMITED	)

SIGNED by	)
duly authorised for and on behalf of	)
PSYNOVA LIMITED	)

SIGNED by SABINE BAHN	)	/s/ Sabine Bahn
I acknowledge that I have read and understood the terms of this Agreement